Exhibit 10.1
AMENDMENT NO. 2
TO
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
between
SUPERIOR ENERGY SERVICES, INC.
and
TERENCE E. HALL
Dated as of December 29, 2008

AMENDMENT NO. 2
TO
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     This Amendment No. 2 to Amended and Restated Employment Agreement (this “Amendment”) is entered into as of December 29, 2008, between Superior Energy Services, Inc., a Delaware corporation (the “Company”), and Terence E. Hall (the “Executive”).
WITNESSETH:
     WHEREAS, the Company and the Executive entered into an Amended and Restated Employment Agreement effective as of July 15, 1999, as amended effective November 12, 2004 (as amended, the “Agreement”);
     WHEREAS, the American Jobs Creation Act of 2004 imposed new requirements on deferred compensation arrangements via new Internal Revenue Code Section 409A (“Section 409A”); and
     WHEREAS, the Company and Executive desire to amend the Agreement to comply with Section 409A.
     NOW, THEREFORE, the Agreement is amended as follows:
     1. Section 2 of the Agreement is deleted in its entirety and restated as follows:
     2. Term. The employment of Executive by the Company under this Agreement shall continue, unless terminated in accordance with the terms of this Agreement, in effect on a rolling three-year basis, such that at any time during the term of this Agreement there will be three years remaining; provided, however, that for a thirty (30) day period each year, commencing December 1, 2010, either Executive or the Company may give written notice to the other that the automatic extension of Executive’s employment under this Agreement shall cease, in which event, the term of employment shall become fixed and terminate on December 31st of the third year following the year in which such notice is given.
     2. The second sentence of Section 5(b) of the Agreement is amended to read as follows:
The Bonus shall be paid at such time as Bonuses are paid to Superior’s executives generally, commencing with the fiscal year ending December 31, 1999.
     3. Section 6(f) of the Agreement is amended by adding the following at the end:
Notwithstanding clauses (ii), (iii), and (iv) of the previous sentence, if a payment is triggered by a termination of employment of Executive, the Date of Termination shall be the date of Executive’s “separation from service” pursuant to Treasury Regulation §1.409A-1(h).

     4. Section 7(f) of the Agreement is amended to delete the reference to “this Section 6(f)” and replace it with “this Section 7(f)” and to add the following at the end:
Gross-up payments made pursuant to this Agreement shall be paid no later than the end of the calendar year following the calendar year in which Executive remits the related taxes, as required by Treasury Regulation §1.409A-3(i)(1)(v).
     5. New Section 7(g) is added to the Agreement, to read as follows:
          (g) Section 409A. Notwithstanding any provision of the Agreement to the contrary, in order to comply with Section 409A of the Internal Revenue Code and applicable Treasury Regulations and guidance thereunder (“Section 409A”), the following provisions shall apply:
          (i) If Executive is a “specified employee,” as such term is defined in Section 409A and determined as described below in this Section 7(g)(i), any payments payable as a result of Executive’s termination that represent deferred compensation under Section 409A shall not be paid before the earliest of: (1) the date that is six months after Employee’s Date of Termination, (2) the date of Executive’s death, or (3) the date that otherwise complies with the requirements of Section 409A. If this Section 7(g) applies, all payments that otherwise would have been paid within six months of Executive’s termination shall be accumulated and paid at the earliest date that complies with the requirements of Section 409A. Executive shall be a “specified employee” for the twelve month period beginning on April 1st of a calendar year if Executive is a “key employee” as defined in Section 416(i) of the Code (without regard to Section 416(i)(5)) as of December 31 of the preceding year, or if Executive is a specified employee as a result of final and binding action taken by the Board or the Compensation Committee by December 31 of the preceding year, in accordance with Treasury Regulation §1.409A-1(i).
          (ii) If Section 7(g)(i) applies, then: (1) any taxable benefits provided to Executive under Section 7(d)(ii) (with the exception of health insurance benefits) during the six month period following Executive’s Date of Termination shall be limited to the amount specified by Code §402(g)(1)(B) for the year of the termination; (2) Executive shall pay Superior for the costs of any benefits that exceed the amount specified in the prior clause during the six month period following Executive’s Date of Termination; and (3) Executive shall be reimbursed for such costs by Superior during the seventh month after Executive’s Date of Termination. Furthermore, in-kind benefits and reimbursements shall be provided in accordance with Treasury Regulation §1.409A-3(i)(l)(iv).
          (iii) Health insurance shall be provided via the Company’s payment of the monthly cost of COBRA coverage elected by the Executive, or an equivalent amount for periods of coverage after the applicable COBRA period, at such time as the COBRA premiums would be due under such plan. Such premiums, including any premiums paid on Executive’s behalf beyond the COBRA period, will be imputed to Executive as income, as required by law.
          (iv) If any provision of the Agreement is capable of being interpreted in more than one manner, to the extent feasible, the provision shall be interpreted in a manner that does not result in an excise tax under Section 409A.
     6. All capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Agreement.
     7. Except as specifically amended by this Amendment, the Agreement shall remain in full force and effect.
     8. Any reference to the Agreement shall be deemed to be a reference to the Agreement, as amended hereby.
     9. The validity of this Amendment, the construction of its terms and the determination of the rights and duties of the parties hereto hereunder shall be governed by and construed in accordance with the laws of the State of Louisiana.
     10. This Amendment may be executed by the parties in counterparts, all of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
     11. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed by the Company and the Executive in all respects and shall continue in full force and effect.
[Signature page follows.]

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

SUPERIOR ENERGY SERVICES, INC.

By:	/s/ Kenneth L. Blanchard

Name: Kenneth L. Blanchard
Title: President and Chief Operating Officer

/s/ Terence E. Hall

TERENCE E. HALL